Exhibit 23.2
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the Registration Statement, Form S-8 filed on or around August 26, 2010, of our report dated June 26, 2009 relating to the statement of net assets available for benefits of The Bon-Ton Stores, Inc. Retirement Contribution Plan as of December 31, 2008 and the related statement of changes in net assets available for benefits for the year then ended, which report appears in the December 31, 2009 Annual Report (Form 11-K) of The Bon-Ton Stores, Inc. Retirement Contribution Plan.

/s/ ParenteBeard LLC
York, Pennsylvania
August 26, 2010